EXHIBIT 23.2

CONSENT OF PRICEWATERHOUSECOOPERS LLP

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 2, 2014 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Global Sources Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2013.

/s/ PricewaterhouseCoopers LLP
Singapore
5 March 2015